EXHIBIT 99

OurPet’s Company 1300 East Street Fairport Harbor, OH 44077-5573, USA (800) 565-2695 * Phone (440) 354-6500 Fax (440) 354-9129 * www.ourpets.com

FOR IMMEDIATE RELEASE

OurPet’s Company Reports 2008 First-Quarter Financial Results

• First-Quarter 2008 Sales Were the Highest for any First-Quarter Period

• First-Quarter Income From Operations up 39.7% on a 12.5% Increase in Quarterly Sales

• Management Optimistic About 2008

FAIRPORT HARBOR, OHIO—April 28, 2008—OurPet’s Company (OTC BB:OPCO): a growing designer, developer, producer and marketer of accessory and consumable pet products, today reported financial results for the 2008 first quarter ended March 31, 2008.

Net revenues for the 2008 first quarter increased 12.5 percent to $2,905,264 from $2,583,370 in the same period a year ago. Gross margin, as a percent of sales for the 2008 first quarter, was 29.8 percent, compared to 26.6 percent in the 2007 first quarter. Income before litigation expense for the 2008 first quarter increased 45.1 percent to $167,650, compared to $115,513 for the 2007 first quarter. After litigation expense the net loss for the 2008 first quarter was $391,472, or a loss of $0.02 per share, compared to net income of $115,513, or $0.01 per diluted share for the same period in 2007. Earnings, before interest, taxes, depreciation and amortization (EBITDA), before litigation expense for the 2008 first quarter, increased 25.9 percent to $338,898, compared to $269,101 for the 2007 first quarter.

Dr. Steven Tsengas, President and CEO, stated, “We are extremely pleased about our growth for the 2008 first quarter. We achieved record first-quarter sales despite a difficult business environment for many of our customers. The increase in sales for the quarter was primarily a result of healthy sales across all our product lines, including SmartScoop® and was accomplished despite a reduction of $167,416 in revenue from our two largest customers due to soft retail sales and inventory adjustments. This sales shortfall was more than offset by an increase of $489,310 in revenues from other customers including foreign customers.

“We are also pleased about the 39.7 percent improvement in operating income and the 45.1 percent increase in income before litigation expense. Our net margin before litigation expense increased 1.3 percentage points to 5.8 percent from 4.5 percent in the 2007 first quarter. This demonstrates our ability to drive profitable sales and we expect income before litigation expenses to continue to increase at a much faster percentage rate than sales.”

Dr. Steve concluded, “As we expected, our earnings for the first quarter were adversely affected by the litigation expenses that we have incurred and will continue to incur in defending the Company against the patent infringement lawsuits filed against us by a competitor. As previously reported, we feel that such charges are without merit. There is a high level of optimism throughout our company, despite this distraction, as everyone at OurPet’s is focused on growing our business.”

About OurPet’s Company

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. For more information about the Company and its products visit our Websites www.ourpets.com, www.smartscoop.com, www.ecoPureNaturals.com and www.playnsqueak.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:		INVESTOR RELATIONS:

OurPet’s, Company		SM Berger & Company, Inc
Dr. Steven Tsengas	-or-	Andrew Berger
(440) 354-6500 (Ext. 111)		(216) 464-6400

—Financial Results Follow—

OURPET’S COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2008	2007
Net revenue	$2,905,264	$2,583,370
Cost of goods sold	2,038,401	1,896,505

Gross profit on sales	866,863	686,865
Selling, general and administrative expenses	654,203	534,680

Income from operations	212,660	152,185
Other income and expense, net	217	(2,068)
Interest expense	44,793	38,740

Income before litigation expense	167,650	115,513
Litigation expense	559,122	—

Net income (Loss)	$(391,472)	$115,513

Basic and Diluted Earnings Per Common Share
After Dividend Requirements For Preferred Stock:
Net Income	$(0.02)	$0.01

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	16,361,732	17,137,861

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
ASSETS
Cash and equivalents	$79,764	$28,843
Receivables, net	1,377,770	1,239,410
Inventories	3,766,013	3,395,512
Prepaid expenses	173,154	91,069

Total current assets	5,396,701	4,754,834
Property and equipment, net	2,300,656	2,309,529
Other	343,177	337,967

Total assets	$8,040,534	$7,402,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings and current maturities of long-term debt	$1,803,520	$2,032,857
Accounts payable	1,737,472	1,170,225
Accrued expenses	245,418	122,813

Total current liabilities	3,786,410	3,325,895
Long-term debt	815,655	250,655
Stockholders’ equity	3,438,469	3,825,780

Total liabilities and stockholders’ equity	$8,040,534	$7,402,330

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